                                                      -------------------------
                                                            OMB APPROVAL
                                                      -------------------------
                                                        OMB Number:   3235-0143
                                                      Expires: November 30,1999
                                                       Estimated average burden
                                                     hours per response...14.90
                                                     --------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*
                                  OMTOOL, LTD.
                -------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                -------------------------------------------------
                         (Title of Class of Securities)

                                    681974101
                             -----------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
      -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             / /   Rule 13d-1(b)
             / /   Rule 13d-1(c)
             /x/   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP NO. 68197411                    13G                           Page 2 of 5
-------------------
-------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Martin A. Schultz

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / /

        Not Applicable                                         (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                                      1,884,654

       NUMBER OF

                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                                          0

                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                                       1,884,654

                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                                          0

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            1,884,654

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/ /

                                          Not Applicable

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                               15.0%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                IN

--------------------------------------------------------------------------------

-------------------
CUSIP NO. 68197411                    13G                           Page 3 of 5
-------------------
-------------------



Item 1(a).    NAME OF ISSUER:
              --------------
              Omtool, Ltd.

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              8 Industrial Way, Salem, NH 03079

Item 2(a).    NAME OF PERSON FILING:
              ---------------------
              Martin A. Schultz

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              8 Industrial Way, Salem, NH 03079

Item 2(c).    CITIZENSHIP:
              -----------
              United States of America

Item 2(d).    TITLE OF CLASS OF SECURITIES:
              ----------------------------
              Common Stock, $.01 par value.

Item 2(e).    CUSIP NUMBER:
              ------------
              681974101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                 (a) / / Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

                 (b) / / Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

                 (c) / /         Insurance company as defined in Section 3(a)
                                 (19) of the Act (15 U.S.C. 78c);

                 (d) / / Investment company registered under Section 8 of the Investment Company Act of 1940
                                 (15 U.S.C. 80a-8);

                 (e) / /         An Investment Advisor in accordance with
                                 Section 240. 13d-1(b)(1)(ii)(E);

                 (f) / / An employee benefit plan or endowment fund; in accordance with Section 240. 13d-1(b)(1)(ii)
                                 (F);

                 (g) / / A parent holding company or control person in accordance with Section 240. 13d-1(b)(1)(ii)
                                 (G);

                 (h) / /         A savings association as defined in Section 3
                                 (b) of the Federal Deposit Insurance Act (12
                                 U.S.C. 1813);

                 (i) / / A church plan that is excluded from the definition of an investment company under
                                 Section 3(c)(14) of the Investment Company
                                 Act of 1940 (15 U.S.C. 80a-3);

-------------------
CUSIP NO. 68197411                    13G                           Page 4 of 5
-------------------
-------------------



                 (j) / /         Group, in accordance with Section 240. 13d-1
                                 (b)(1)(ii)(J).

                     Not applicable.

Item 4.              OWNERSHIP.

                     (a) Amount Beneficially Owned: 1,884,654 shares of Omtool, Ltd.'s common stock, $.01 par value (the "Common Stock.")

                     (b)    Percent of Class:  15.0%

                     (c)    Number of shares as to which such person has:

                           (i)    sole power to vote or to direct the vote:
                                            1,884,654

                           (ii)   shared power to vote or to direct the vote:
                                               -0-

                           (iii) sole power to dispose or to direct the disposition of:
                                            1,884,654

                           (iv) shared powerto dispose or to direct the disposition of:
                                               -0-

Item 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not applicable.

Item 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER

                     PERSON.

                     Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable.

Item 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.

Item 9.              NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

Item 10.             CERTIFICATION.

                     Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) and Rule 13d-1(c).

-------------------
CUSIP NO. 68197411                    13G                           Page 5 of 5
-------------------
-------------------



                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      FEBRUARY 7, 2000
                                               ---------------------------------
                                                              Date

                                                  /s/ Martin A. Schultz
                                               ---------------------------------
                                                            Signature

                                                       MARTIN A. SCHULTZ
                                               ---------------------------------
                                                           Name/Title